Exhibit 10.30

September 17, 2004

Kathryn Olson

[Address omitted]

Dear Kathryn,

We are pleased to offer you a full-time exempt position as Chief Marketing Officer for LeapFrog Enterprises Inc., effective on a date to be mutually agreed upon. You will be based out of our Emeryville office at 6401 Hollis Street, Suite 150. You will report to Jerry Perez, President of LeapFrog.

LeapFrog offers an exciting challenge for professional and personal growth in a company with a demonstrated commitment to market leadership and excellence. LeapFrog offers a compensation package to reflect our belief in rewarding performance appropriately. Your pay rate will be $290,000 on an annualized basis, less standard deductions and withholdings.

In addition, you will become eligible for the following benefits in accordance with Company policy as in effect from time to time:

•	Signing Bonus: Signing bonus of $150,000, minus applicable taxes, payable through normal payroll process on first paycheck, and to be returned to LeapFrog on a pro-rata basis in the event you voluntarily resign within the first two years of your employment with the company.

•	Bonus: As per the 2004 Executive Bonus Plan, your annual bonus potential at the target bonus opportunity level is 50% of base pay earnings and at maximum 83.5% of base pay earnings, based upon the company’s attainment of established financial goals and achievement of individual goals and objectives.

•	Car Allowance: Monthly car allowance of $1,000, minus applicable taxes, paid in semi-monthly installments through normal payroll process.

•	Financial Planning Allowance: Annual reimbursement of up to $15,000, payable through our employee expense reporting process, for expenses paid by you for personal financial services. This individual benefit will terminate if LeapFrog establishes a similar executive benefit program in which you become eligible to participate.

•	Group Health and 401(k) Benefits: Effective date for medical, dental, life, disability and AD&D insurance, and the 401(k), is the first of the month following 30 days of service.

•	Vacation Time: Accrual of four weeks of vacation per year.

•	Severance: In the event your employment is terminated by LeapFrog without Cause (as defined below), you will receive a lump-sum payment equal to nine (9) months of your then current base salary and reimbursement for any COBRA payments for medical and/or dental coverage made by you for a period of nine (9) months following termination of employment (the “Severance Benefit”). As a precondition of giving you the Severance Benefits, the Company must first receive from you a signed general release of claims in the form required by the Company (the “Release”) and you must allow the Release to become effective.

In the event that your employment is terminated by LeapFrog without Cause or you resign for Good Reason (as defined below) within twelve (12) months following a Change in Control, you will receive the Severance Benefit described above provided that you sign and return to the company the Release described above and the Release becomes effective.

•	For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (a) your indictment or conviction of any crime involving moral turpitude or dishonesty; (b) your participation in any fraud against the Company or its successor; (c) breach of your duties to the Company or its successor, including, without limitation, persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company or its successor; (e) willful conduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; (f) breach of any agreement with the Company or its successor, including (without limitation) your Proprietary Information and Inventions Agreement or (g) conduct by you that in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. Physical or mental disability or death shall not constitute Cause.

•	For purposes of this Agreement, you shall have “Good Reason” for termination of your employment if you resign within sixty (60) days after the occurrence of one of the following events without your consent: (i) a removal of you from your position as Chief Marketing Officer of the Company unless the removal occurs solely as a result of a merger into a larger entity such that you retain the same authority for your department’s operations that are substantially identical to the Company’s previous operations as an independent entity; (ii) any material diminution of your role, responsibilities and authority except to the extent that your authority is reduced solely as a result of a merger into a larger entity such that you retain the same authority for your department’s operations that are substantially identical to the Company’s previous operations as an independent entity; (iii) reduction of your base salary in an amount greater than ten percent (10%) of your initial base salary, unless the base salary of other senior level executive officers of the Company is accordingly reduced; (iv) any material reduction in the aggregate level of benefits to which you are entitled under this Agreement or the taking of any action which would adversely affect your accrued benefits under any such employee benefit plans, unless a similar reduction is made for other senior level executive officers of the Company; or (v) a demand by the Company that you relocate to any place that exceeds a fifty (50) mile radius beyond the primary location of the Company as of the date of this Agreement. In the event you intend to assert that you have grounds for terminating your employment for Good Reason, you shall give the Company at least thirty (30) days’ notice. The Company shall have the opportunity during the notice period to cure the event which you assert constitutes Good Reason (provided that this event is not a reoccurrence of the same or substantially similar event that occurred during the prior six (6) months) and, if the Company cures the event, then you shall not be entitled to terminate your employment for Good Reason.

•	For purposes of this Agreement, “Change in Control” means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

(a) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c) the stockholders of the Company approve or the Company’s Board of Directors approves a plan of complete dissolution or liquidation of the Company; or

(d) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

•	Stock Option: I will recommend that the Compensation Committee of the Board of Directors approve the grant of an option to you for the purchase of 75,000 shares of the company’s Class A Common Stock. All stock options are subject to approval by the Compensation Committee and/or the Board of Directors, the terms of the equity plan and the individual grant. The option shall have an exercise price equal to the closing fair market value of the Common Stock on the date of the grant. The option shall vest over a four year period, or until your employment ends, as follows:

•	Twenty-five (25%) of the shares subject to the option at twelve (12) months after the hire date, and

•	1/36 of the remaining shares subject to the option each month thereafter, for thirty-six (36) consecutive months

•	Restricted Stock: I will recommend that the Compensation Committee of the Board of Directors approve the grant of 25,000 shares of restricted stock. All stock grants are subject to approval by the Compensation Committee and/or the Board of Directors, the terms of the equity plan and the individual grant. The restricted stock shall vest over a three year period, or until your employment ends, as follows:

•	Forty (40%) percent of the shares at twelve (12) months after the hire date, and

•	Thirty (30%) percent of the shares at twenty-four (24) months after the hire date, and

•	Thirty (30%) percent of the shares at thirty-six (36) months after the hire date.

•	Annual Stock Option Program: Eligible to participate in the annual stock option program beginning April 2005, at the executive officer level.

•	Executive Performance Share Program: Eligible to participate in the annual Executive Performance Share Program starting with the January 2005 – December 2007 plan.

•	Relocation: You will also receive a relocation package through our relocation vendor, AmeriCorp, including gross-up of any items taxable to you, including the following:

Travel: You will be reimbursed for two house hunting trips to the San Francisco/Bay Area. All applicable costs such as hotel, airfare, meals and transportation, within reason, will be reimbursed. Please keep your receipts, as you will need to submit them with an expense report.

Rental Car: You will be reimbursed for use of a rental car until your car is moved to the Bay Area.

Shipment of Goods: Your household goods plus up to two cars will be packed, loaded and transported to the SF/Bay Area via our standard carrier, North American Van Lines. You will also be provided with up to ninety days of storage of the shipped goods, if needed. LeapFrog will be billed directly for these services.

Rental Assistance: You will be reimbursed for the cost of registration with one Bay Area apartment locator company. In addition, temporary housing in a furnished corporate apartment or approved hotel will be provided for up to six months, at a location to be determined by the company. LeapFrog will be billed directly for the temporary housing.

Closing Costs: LeapFrog will pay standard closing costs on the sale of your current primary house in Chicago. LeapFrog will also pay the standard closing costs on the purchase of a home in the San Francisco Bay Area.

Mortgage Interest Differential: Upon your purchase of a residence in the Bay Area, LeapFrog shall pay you a monthly reimbursement equal to the Mortgage Interest Payments (as hereinafter defined) until the Company’s obligation to make such payments terminates as provided below. As used herein, the term “Mortgage Interest Payments” shall mean the lower of: (a) the amount of your monthly interest portion of the Stipulated Mortgage Amount after offsetting the value of any tax deduction that you would receive for such interest payments, and (b) the amount resulting from the calculation in clause (a) above, assuming that your mortgage is an Approved Mortgage (as defined below). The Mortgage Interest Payments shall continue until and then terminate on the earliest to occur of (A) the termination of your employment with the Company, or (B) your no longer making payments on a mortgage on your primary residence in the Bay Area, or (C) the third anniversary of the first day of your employment with the Company. If you refinance and/or sell one California residence and purchase another in California, the amount of the Mortgage Interest Payments shall not be recalculated, but shall continue unaffected by such transaction.

As used herein, the following terms shall have the following meanings: “Stipulated Mortgage Amount” shall mean a mortgage principal amount equal to the difference between the Purchase Price and the Net Sales Proceeds; “Purchase Price” shall mean the lesser of (a) the purchase price of your Bay Area residence or (b) One Million One Hundred Thousand Dollars ($1,100,000); “Net Sales Proceeds” shall mean the greater of (a) the net sales proceeds from the sale of your primary residence in Chicago or (b) Nine Hundred Thousand Dollars ($900,000); and “Approved Mortgage” means a mortgage loan in a principal amount not to exceed $1,100,000, with an interest rate equal to the lowest of (a) the actual interest rate under your mortgage for the Bay Area Residence and (b) 7% per annum.

In the event that you choose to voluntarily resign your position prior to your one-year anniversary date, you will be required to reimburse the Company for all moving and relocation expenses.

This letter simply outlines our compensation and benefits programs, which may be modified by the Company from time to time, and acceptance of this offer does not create a contractual obligation to continue your employment in the future. You will be employed “at will” by the Company and are subject to termination at any time, with or without cause or advance notice. You will also retain the right to terminate your employment at any time for any reason, with or without advance notice. Your employment will be subject to all of the Company policies as in effect from time to time. The employment at will relationship may not be modified except in writing signed by the President of the Company. The Company may change your position, duties, and work location from time to time as it deems necessary.

As a LeapFrog employee, you will be expected to abide by all Company rules and regulations and, as a condition of employment, will be required to read and sign an Employee Acknowledgement when you begin your employment with the Company. This offer of employment is contingent upon your submission and completion of I-9 documentation and a signed Employee Proprietary Information and Inventions Agreement along with the successful completion of any background and reference checks. On your first day, please bring with you two forms of I-9 acceptable documentation, and please bring a voided check if you would like direct deposit for your paycheck.

This offer is valid through Tuesday, September 21, 2004, and a signed copy of this offer letter must be returned to my office by such date. The additional copy should be retained for your records. This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms described in this agreement, other than those changes expressly reserved to the Company’s discretion, require a written modification signed by you and the CEO of LeapFrog. If you have any questions regarding our offer, please contact me directly at 510/596-5435. Confidential Fax: 510/420-5005.

We are looking forward to establishing a mutually rewarding relationship with you and welcome your contribution to our company.

Sincerely,

/s/ Laura Dillard

Laura Dillard

Vice President, Human Resources

By signing below, you represent that you have read and agree to the terms of the above offer and agree to start your employment with LeapFrog on at date to be determined in 2004. In addition, you represent that you are not subject to any agreement, judgment, order, or restriction which would be violated by your being employed with the Company or that in any way restricts your ability to perform services for the Company.

Signature:	/s/ Kathryn E. Olson

Print Name:	Kathryn E. Olson

Date:	9-21-2004

LeapFrog is proud to be an Equal Opportunity Employer.